UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                          MotivePower Industries, Inc.
                          ----------------------------
             (Exact name of registrant as specified in its charter)

              Delaware                                 82-0461010
              --------                                 ----------
(State of Incorporation or Organization)    (I.R.S. Employer Identification No.)

          1200 Reedsdale Street
             Pittsburgh, PA                                 15233
             --------------                                 -----
(Address of principal executive offices)                  (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                    Name of each exchange on which
         to be so registered                    each class is to be registered
         -------------------                    ------------------------------

    Common Stock, $.01 Par Value                    New York Stock Exchange

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

Securities to be registered pursuant to Section 12(g) of the Act:          None







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Item 1.  Description of the Registrant's Securities to be Registered.
         ------------------------------------------------------------

         The capital stock of MotivePower Industries, Inc. (the "Company") to be registered on the New York Stock Exchange, Inc. is the Company's Common Stock, $0.01 par value per share.

         The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders of the Company. In addition, such holders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the payment of preferential dividends with respect to any Preferred Stock that from time to time may be outstanding. In the event of the dissolution, liquidation or winding-up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities of the Company and subject to the prior distribution rights of the holders of any Preferred Stock that may be outstanding at that time. The holders of Common Stock do not have cumulative voting rights or preemptive or other rights to acquire or subscribe for additional shares of Common Stock or other securities. All outstanding shares of Common Stock are, and when issued, the shares of Common Stock offered hereby will be, fully paid and nonassessable.

         In addition to the Stockholders Rights Agreement adopted by the Company (which is the subject of a separate Form 8-A filed by the Company), various provisions of the Company's Certificate of Incorporation ("Certificate") and Bylaws discussed below are intended to discourage, or may have the effect of discouraging, certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company first to negotiate with the Company. The Company's management believes that the foregoing measures provide benefits by enhancing the Company's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure the Company that outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposal could result in an improvement of its terms.

         The Company's Certificate and Bylaws provide, in general, that (i) the number of directors of the Company will be fixed within a specified range by a majority of the total number of the Company directors then in office, (ii) the directors of the Company in office from time to time are entitled to fill any vacancy or newly created directorship on the Board, unless they allow the stockholders to do so, with any new director to serve in the class of directors to which he or she is so elected, (iii) directors of the Company may be removed only for cause by the holders of at least 66-2/3% of the Company's voting stock,
(iv) stockholder action can be taken only at an annual or special meeting of stockholders and not by written consent in lieu of a meeting, and (v) special meetings of stockholders may be called only by the Chairman of the Board or by the Secretary of the Company upon the written request of a majority of the total number of directors of the Company then in office. The Company's Certificate and Bylaws also provide that the directors of the Company are to be classified into three classes, with the directors in each class serving for three-year terms and until their successors are elected.


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         The  Bylaws  also  require  that  stockholders  desiring  to bring  any business before an annual meeting of stockholders deliver written notice thereof to the Secretary of the Company not later than 60 days in advance of the meeting of stockholders; provided, however, that in the event that the date of the meeting is not publicly announced by the Company more than 75 days prior to the meeting, to be timely notice by the stockholder must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was so communicated. The Bylaws further require that the notice by the stockholder set forth a description of the business to be brought before the meeting and the
reasons  for  conducting   such  business  at  the  meeting  and  certain  other
information. The Bylaws also provide that the term of any director who is also an officer of the Company will terminate automatically, without any further action on the part of the Board or such director, upon the termination for any reason of such director in his or her capacity as an officer of the Company.

         The Bylaws also provide that nominations for election of directors by the stockholders will be made by the Board or by any stockholder entitled to vote in the election of directors generally. The Bylaws require that stockholders intending to nominate candidates for election as directors deliver written notice thereof to the Secretary of the Company not later than 60 days in advance of the meeting of stockholders; provided, however, that in the event that the date of the meeting is not publicly announced by the Company more than 75 days prior to the meeting, notice by the stockholders to be timely must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was so communicated.

         Under applicable provisions of the Delaware General Corporation Law (the "DGCL"), the approval of a Delaware corporation's board of directors, in addition to stockholder approval, is required to adopt any amendment to a corporation's certificate of incorporation, but a corporation's bylaws may be amended either by action of its stockholders or, if the company's certificate of incorporation so provides, its board of directors. The Company's Certificate and Bylaws, however, provide that the provisions summarized above may not be amended by the stockholders nor may any provisions inconsistent therewith be adopted by the stockholders, without the affirmative vote of the holders of at least 66-2/3% of the Company's voting stock, voting together as a single class.
The Company's Certificate authorizes the Board to amend the Bylaws.

         In addition to the foregoing provisions of the Company's Certificate and Bylaws, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which such person became an interested stockholder unless (i) prior to such date, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or (ii) upon becoming an interested stockholder the stockholder then owned at least 85% of the voting stock, as defined in Section 203; or (iii) subsequent to such date, the business combination is approved by both the Board of Directors and by at least 66-2/3 of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder. For these purposes, the term "business


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combination"  includes mergers,  asset sales and other similar transactions with an "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation's voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, the Company to date has not made this election. Section 203 excludes from the definition of "interested stockholder" any stockholder of the Company that owned over 15% of the Company's stock on December 23, 1987, so long as such holder continues to own over 15% of the Company.

Item 2.  Exhibits.

All exhibits required by Instruction II to Item 2 will be supplied to the New York Stock Exchange, Inc.







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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf of the undersigned, thereto duly authorized.

                          MotivePower Industries, Inc.
                          ----------------------------

                          By:/s/ William D. Grab
                          ----------------------
                            William D. Grab
                            Vice President, Controller
                            and Principal Accounting Officer


Date:    July 31, 1997

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